Exhibit 99.1

Potbelly Provides Mid-Quarter Business Update

Cash burn reduced by 75% and Company cash-neutral at store-level as of May 31, 2020

Substantial sales improvement in areas beginning to allow some level of dine-in experience

Company to participate in the 40th Annual Piper Sandler Consumer Marketplace Conference today

Chicago, IL. June 4, 2020 – Potbelly Corporation (NASDAQ: PBPB), the iconic neighborhood sandwich shop, today provided an update on business conditions and liquidity trends through the first two months of its fiscal second quarter of 2020.

Key Highlights:

•

Proactive cash preservation actions (e.g., non-payment of April and May rent, G&A cuts, and capex pullback) proving significant as weekly cash burn cut by 75% since early April, from $2.0 million per week to approximately $0.5 million per week as of the week ending May 31, 2020

•	Company cash-neutral at store-level as of May 31, 2020

•	Continuing constructive conversations with landlords regarding permanent closures and lease restructurings – outcome will affect go-forward cash burn rate

•	Cash on hand as of May 31, 2020 was $29.7 million after repaying $15 million under the revolving credit facility, which is available for future borrowings, yielding total liquidity of $44.7 million

Alan Johnson, President and Chief Executive Officer of Potbelly Corporation, commented, “Our team continues to react proactively to the fluid environment caused by the ongoing pandemic and recent protests. We’ve been focused on streamlining costs and prioritizing cash, while driving demand and enhancing the safety of our shops. These efforts have resulted in a 75% reduction in our cash burn from the peak of the COVID-19 impact to the end of May. At the same time, same-store sales have improved in eight of the last nine weeks, progressing from a decline of 68% to a decline in the mid-20% range. Ongoing cash burn will be highly dependent on the continuing trajectory of same-store sales and the resumption of lease payments made at the vast majority of our stores. We continue to act with a sense of urgency to both protect and improve the long-term financial health and fundamentals of the business.”

Johnson continued, “This momentum is the direct result of our actions to drive demand and an improving external environment. Our strong digital platform and innovative offerings like Potbelly Pantry and Family Meal Deals continue to perform well. Also, states and municipalities have increasingly allowed for limited dine-in services, which has meaningfully impacted our business. For example, our Texas and Phoenix shops saw same-store sales declines reduced to low single-digits after partial dining room openings. We have a plan to meet the evolving needs of our customers and the new competitive environment. Although much remains uncertain, the strength of our people, our ideas, and our execution have us well-positioned to exit the pandemic from a position of strength.”

Cash and Liquidity Update

As of May 31, 2020, the Company had cash and cash equivalents of $29.7 million and debt from its revolving credit facility of $24.8 million. This compares to cash and cash equivalents of $45.8 million and debt from its revolving credit facility of $39.8 million as of the close of the first fiscal quarter on March 29, 2020.

The Company’s total available borrowings under the revolving credit facility are $40 million and Potbelly may draw against the credit line whenever its cash and cash equivalents balances decline below $28.0 million.

Piper Sandler Consumer Marketplace Conference

Potbelly plans to participate in the 40th Annual Piper Sandler Consumer Marketplace Conference, which is being held virtually June 4th and 5th. The Company will host several investors meetings today and will post an updated investor presentation before the conference begins.

About Potbelly

Potbelly Corporation is a neighborhood sandwich concept that has been feeding customers’ smiles with warm, toasty sandwiches, signature salads, hand-dipped shakes and other fresh menu items, customized just the way customers want them, for more than 40 years. Potbelly promises Fresh, Fast & Friendly service in an environment that reflects the local neighborhood. Since opening its first shop in Chicago in 1977, Potbelly has expanded to neighborhoods across the country—with more than 400 company-owned shops in the United States. Additionally, Potbelly franchisees operate over 40 shops in the United States. For more information, please visit our website at www.potbelly.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, the words “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “strives,” “goal,” “estimates,” “forecasts,” “projects” or “anticipates” or the negative of these terms and similar expressions are intended to identify forward-looking statements. Forward-looking statements may include, among others, statements relating to: our future financial position and results of operations, business strategy, budgets, projected costs and plans and objectives of management for future operations. By nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statement, due to reasons including, but not limited to, risks related to the COVID-19 outbreak; compliance with our Credit Agreement covenants, competition; general economic conditions; our ability to successfully implement our business strategy; the success of our initiatives to increase sales and traffic; changes in commodity, energy and other costs; our ability to attract and retain management and employees; consumer reaction to industry-

related public health issues and perceptions of food safety; our ability to manage our growth; reputational and brand issues; price and availability of commodities; consumer confidence and spending patterns; and weather conditions. In addition, there may be other factors of which we are presently unaware or that we currently deem immaterial that could cause our actual results to be materially different from the results referenced in the forward-looking statements. All forward-looking statements contained in this press release are qualified in their entirety by this cautionary statement. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. See “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” included in our most recent annual report on Form 10-K and other risk factors described from time to time in subsequent quarterly reports on Form 10-Q or other subsequent filings, all of which are available on our website at www.potbelly.com. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Contact Investor Relations

Josh Littman or Chris Hodges

Alpha IR Group

312-445-2870

PBPB@alpha-ir.com

###

3